EXHIBIT 99.1

Capitol Bancorp Center 200 Washington Square North Lansing, MI 48933 2777 East Camelback Road, Suite 375 Phoenix, AZ 85016 www.capitolbancorp.com

Contact: Michael M. Moran
Chief of Capital Markets
877-884-5662

Capitol Bancorp Declares
49th Consecutive Quarterly Cash Dividend

LANSING, Mich., and PHOENIX, Ariz.: October 26, 2004: The Board of Directors of Capitol Bancorp Limited (NYSE:CBC) today announced the Corporation’s 49th consecutive quarterly cash dividend. The dividend of $0.17 per common share is payable December 1, 2004 to shareholders of record as of November 8, 2004 and represents a 13 percent increase over the $0.15 dividend paid in the same period in 2003.

Capitol Bancorp’s Chairman and CEO, Joseph D. Reid, said continued focus on credit quality, pragmatic growth and unparalleled service delivery contributed to a strong quarter and a positive return for shareholders. “Our third quarter performance was the result of being able to maintain a strong margin while realizing a steady increase in both portfolio loans and assets.” Reid added that with total capital levels exceeding $386 million, Capitol is well-positioned to continue its development plans throughout the country.

The dividend declaration follows Capitol Bancorp’s recent announcement of record third quarter earnings of $7.4 million, 23 percent higher than earnings reported for the same period in 2003, with record earnings per share of $0.50 on a diluted basis representing a 14 percent increase versus the $0.44 reported in the third quarter of 2003. Total consolidated assets at Capitol Bancorp Limited, as of September 30, 2004, exceeded $3 billion for the first time in the Corporation’s history.

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About Capitol Bancorp Limited

Capitol Bancorp Limited is a $3 billion community bank development company, with 32 individual bank charters and bank operations in nine states. Capitol Bancorp Limited identifies opportunities for the development of new community banks, raises capital, mentors a community bank through its formative stages, and manages its investments in its community banks. Each community bank has full local decision-making authority and is managed by an on-site president under the direction of a local board of directors composed of business leaders from the bank’s community. Capitol Bancorp Limited was founded in 1988 and has headquarters in Lansing, Mich. and Phoenix, Ariz.